Exhibit 99.1

BANKUNITED, INC. REPORTS SECOND QUARTER 2014 RESULTS

Miami Lakes, Fla. — July 24, 2014 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended June 30, 2014.

For the quarter ended June 30, 2014, the Company reported net income of $48.5 million, or $0.46 per diluted share, as compared to $54.0 million, or $0.52 per diluted share, for the quarter ended June 30, 2013.

For the six months ended June 30, 2014, the Company reported net income of $103.8 million, or $0.99 per diluted share, generating a return on average stockholders’ equity of 10.54% and a return on average assets of 1.32%.  The Company reported net income of $102.2 million, or $0.99 per diluted share, for the six months ended June 30, 2013.

John Kanas, Chairman, President and Chief Executive Officer, said, "We continue to enjoy the benefit of the robust economic rebound of both our Florida and our New York markets.”

Performance Highlights

•
New loans grew by $971 million during the second quarter of 2014, excluding the impact of the sale of $303 million of indirect auto loans. For the six months ended June 30, 2014, new loans increased by $2.1 billion excluding the impact of the sale of indirect auto loans.

•
Total deposits increased by $913 million for the quarter ended June 30, 2014 to $12.0 billion, reflecting growth across all deposit categories. For the six months ended June 30, 2014, total deposits grew by $1.5 billion.

•
The net interest margin, calculated on a tax-equivalent basis, was 4.67% for the quarter ended June 30, 2014 compared to 6.14% for the quarter ended June 30, 2013 and 5.05% for the immediately preceding quarter ended March 31, 2014. The net interest margin continues to be impacted by the origination of new loans at current market yields lower than those on the covered loan portfolio.

•
Loss sharing under the terms of BankUnited, N.A.’s Commercial Shared-Loss Agreement with the FDIC terminated on May 22, 2014. At June 30, 2014, the Company’s loan portfolio included commercial and consumer ACI loans with a carrying value of $102 million and the investment portfolio included securities with a carrying value of $204 million formerly covered under the terms of the Commercial Shared-Loss Agreement.

•	The Company terminated its indirect auto lending activities and sold substantially all of its indirect auto loan portfolio in the second quarter of 2014.

•	Book value and tangible book value per common share grew to $19.82 and $19.14, respectively, at June 30, 2014.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s regulatory capital ratios at June 30, 2014 were as follows:

Tier 1 leverage	11.6%

Tier 1 risk-based capital	17.7%

Total risk-based capital	18.5%

Loans and Leases

Loans, net of premiums, discounts and deferred fees and costs, increased to $10.6 billion at June 30, 2014 from $9.1 billion at December 31, 2013.  New loans totaled $9.3 billion at June 30, 2014 while covered loans declined to $1.2 billion at June 30, 2014 from $1.5 billion at December 31, 2013.

For the quarter ended June 30, 2014, new commercial loans, including commercial loans, commercial real estate loans and leases, grew $792 million to $7.2 billion, reflecting the continued success of lending operations in New York as well as continued growth in the portfolios of the Company's Florida franchise and lending subsidiaries. New residential loans grew by $159 million to $2.1 billion during the second quarter of 2014, primarily as a result of the continuation of the Company’s residential loan purchase program.

The Company terminated its indirect auto lending activities and sold indirect auto loans with a recorded investment of $303 million during the quarter ended June 30, 2014, comprising substantially all of the indirect auto portfolio. The impact of this transaction on pre-tax earnings was a net increase of $2.2 million, inclusive of the gain on sale, exit costs and elimination of the related allowance for loan losses.

The New York franchise contributed $344 million to new loan growth for the quarter while the Florida franchise contributed $305 million. The Company's national platforms contributed $322 million of new loan growth, excluding the impact of the sale of indirect auto loans.  We refer to our three commercial lending subsidiaries, our mortgage warehouse lending operations, and our residential loan purchase program as national platforms. At June 30, 2014, the new loan portfolio included $3.8 billion, $2.3 billion and $3.2 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of portfolio composition at the dates indicated follows:

	New Loans		Total Loans
	June 30,	December 31,	June 30,	December 31,
	2014	2013	2014	2013
Single family residential and home equity	22.6%	24.0%	31.1%	34.3%
Commercial real estate	41.7%	38.5%	37.5%	34.3%
Commercial	35.5%	34.7%	31.2%	29.0%
Consumer	0.2%	2.8%	0.2%	2.4%
	100.0%	100.0%	100.0%	100.0%

Asset Quality

Asset quality remains strong. The ratio of non-performing, non-covered loans to total non-covered loans was 0.21% at June 30, 2014 as compared to 0.31% at December 31, 2013. The ratio of total non-performing loans to total loans was 0.27% at June 30, 2014 as compared to 0.39% at December 31, 2013.  The ratio of the allowance for non-covered loan and lease losses to non-performing, non-covered loans was 353.34% at June 30, 2014 compared to 246.73% at December 31, 2013. At June 30, 2014, non-performing assets totaled $49.1 million, including $21.0 million of OREO, as compared to $76.2 million, including $40.6 million of OREO, at December 31, 2013. At June 30, 2014, 60% of total non-performing assets were covered assets.

For the quarters ended June 30, 2014 and 2013, the Company recorded provisions for loan losses of $7.2 million and $4.9 million, respectively.  Of these amounts, $0.9 million and $(3.0) million, respectively, related to covered loans, and $6.3 million and $7.8 million, respectively, related to new loans.

For the six months ended June 30, 2014 and 2013, the Company recorded provisions for loan losses of $15.6 million and $16.8 million, respectively.  Of these amounts, $1.7 million and $1.8 million, respectively, related to covered loans, and $13.9 million and $15.0 million, respectively, related to new loans.

The provision related to new loans for the three and six months ended June 30, 2014 reflects growth in the new loan portfolio, after consideration of a reduction in the allowance of $2.7 million related to the sale of the indirect auto portfolio.

The provisions for (recoveries of) loan losses related to covered loans were significantly mitigated by offsetting increases or decreases in non-interest income recorded in “Net loss on indemnification asset.”

The following tables summarize the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended June 30, 2014				Three Months Ended June 30, 2013
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$7,312	$62,716	$70,028	$4,790	$15,919	$40,314	$61,023
Provision (recovery)	14	883	6,295	7,192	(195)	(2,756)	7,832	4,881
Charge-offs	(14)	(911)	(1,178)	(2,103)	(291)	(801)	(8,037)	(9,129)
Recoveries	—	3	351	354	—	1,546	110	1,656
Balance at end of period	$—	$7,287	$68,184	$75,471	$4,304	$13,908	$40,219	$58,431

	Six Months Ended June 30, 2014				Six Months Ended June 30, 2013
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$2,893	$9,502	$57,330	$69,725	$8,019	$9,874	$41,228	$59,121
Provision (recovery)	2,312	(619)	13,902	15,595	(1,598)	3,447	14,999	16,848
Charge-offs	(5,205)	(1,634)	(3,727)	(10,566)	(2,117)	(1,906)	(16,251)	(20,274)
Recoveries	—	38	679	717	—	2,493	243	2,736
Balance at end of period	$—	$7,287	$68,184	$75,471	$4,304	$13,908	$40,219	$58,431

Credit risk continues to be limited, though to a declining extent, by the Loss Sharing Agreements with the FDIC.  At June 30, 2014, covered loans represented 11% of the total loan portfolio.

Deposits

At June 30, 2014, deposits totaled $12.0 billion compared to $10.5 billion at December 31, 2013.  Demand deposits, including non-interest bearing and interest bearing deposits, comprised 25% of total deposits at June 30, 2014. The average cost of deposits was 0.61% for the quarter ended June 30, 2014 as compared to 0.64% for the quarter ended June 30, 2013 and 0.61% for the six months ended June 30, 2014 as compared to 0.67% for the six months ended June 30, 2013.  The decrease in the average cost of deposits was attributable to both the growth in average non-interest bearing deposits as a percentage of average total deposits and a decline in rates. Excluding the impact of hedge accounting and accretion of fair value adjustments, the average cost of deposits was 0.56% for both the three and six month periods ended June 30, 2014.

Net interest income

Net interest income for the quarter ended June 30, 2014 increased to $165.9 million from $164.1 million for the quarter ended June 30, 2013. Net interest income for the six months ended June 30, 2014 was $332.3 million as compared to $317.8 million for the six months ended June 30, 2013.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 4.67% for the quarter ended June 30, 2014 as compared to 6.14% for the quarter ended June 30, 2013. Net interest margin, calculated on a tax-equivalent basis, was 4.85% for the six months ended June 30, 2014 as compared to 6.04% for the six months ended June 30, 2013. Significant factors impacting this expected trend in net interest margin for the quarter and six months ended June 30, 2014 included:

•
The tax-equivalent yield on loans declined to 6.48% and 6.75%, respectively, for the quarter and six months ended June 30, 2014 compared to 10.28% and 10.40% for the corresponding periods in 2013, primarily because new loans, originated at yields lower than those on the covered loan portfolio, comprised a greater percentage of total loans.

•
The yield on new loans decreased to 3.55% and 3.57%, respectively, for the quarter and six months ended June 30, 2014 compared to 3.87% and 3.94% for the corresponding periods in 2013, primarily reflecting the impact of lower interest rates on new production over the last year.

•
The yield on loans acquired in the FSB Acquisition (as defined below) decreased to 26.62% for the quarter ended June 30, 2014 from 26.86% for the corresponding period in 2013. For the six months ended June 30, 2014, the yield on loans acquired in the FSB Acquisition increased to 26.33% from 25.47% as compared to the corresponding period in 2013.

•
The average rate on interest bearing liabilities declined to 0.87% and 0.88%, respectively, for the quarter and six months ended June 30, 2014 compared to 0.95% and 0.97% for the corresponding periods in 2013, primarily due to lower rates.

•
Non-interest bearing deposits comprised a greater percentage of average total deposits for the quarter and six months ended June 30, 2014 as compared to the corresponding periods in 2013.  Average non-interest bearing deposits were 19% and 20% of average total deposits for the quarter and six months ended June 30, 2014, respectively, as compared to 17% and 16% of average total deposits for the corresponding periods in 2013.

Interest income included proceeds of $7.1 million and $15.6 million, respectively, from the sale of loans from a pool of ACI loans carried at zero for the quarter and six months ended June 30, 2014, and $15.5 million and $25.8 million for the corresponding periods in 2013. The impact of sales of loans from this pool is expected to continue to decline.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans.  Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment of the loans.  As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.

Changes in accretable yield on ACI loans for the six months ended June 30, 2014 and the year ended December 31, 2013 were as follows (in thousands):

Balance at December 31, 2012	$1,286,066
Reclassifications from non-accretable difference	282,952
Accretion	(410,446)
Balance at December 31, 2013	1,158,572
Reclassifications from non-accretable difference	103,523
Accretion	(175,860)
Balance at June 30, 2014	$1,086,235

Non-interest income

Non-interest income totaled $20.5 million and $50.7 million, respectively, for the quarter and six months ended June 30, 2014 as compared to $13.2 million and $33.4 million, respectively, for the quarter and six months ended June 30, 2013.

The consolidated statement of income line items Provision for (recovery of) losses on covered loans; Income from resolution of covered assets, net; Gain (loss) on sale of covered loans; Loss on covered investment securities available for sale and Gain (loss) on covered other real estate owned relate to transactions in the covered assets. The line item Net loss on indemnification asset represents the mitigating impact of FDIC indemnification on gains and losses arising from these transactions in the covered assets. The impact on pre-tax earnings of these transactions, net of FDIC indemnification, for the quarter and six months ended June 30, 2014 was $4.8 million and $22.3 million, respectively, compared to $6.2 million and $7.9 million, respectively, for the quarter and six months ended June 30, 2013.

Income from resolution of covered assets, net was $12.2 million and $25.2 million, respectively, for the quarter and six months ended June 30, 2014, compared to $20.6 million and $39.8 million, respectively, for the quarter and six months ended June 30, 2013. This decrease in income resulted mainly from lower income from commercial recoveries and residential paid in full resolutions, offset in part by lower losses on foreclosure and short sale resolutions.

The Company recognized gains (losses) on the sale of covered loans of $(0.4) million and $18.9 million, respectively, for the quarter and six months ended June 30, 2014, compared to losses of $(4.3) million and $(5.1) million, respectively, for the quarter and six months ended June 30, 2013.  The Company sold covered commercial and consumer loans and commercial OREO in the first quarter of 2014, in advance of the termination of commercial loss sharing in May 2014.  The following table summarizes the impact of these sales on pre-tax income as reflected in the consolidated statement of income for the six months ended June 30, 2014:

Gain on sale of covered loans	$17,971
Provision for loan losses on transfer to loans held for sale	(3,469)
Loss on sale of OREO	(524)
Loss on indemnification asset	(1,737)
$12,241

Gains were recognized on these sales due primarily to better than expected pricing. Covered residential loans continue to be sold on a quarterly basis.  Gains (losses) of $(0.4) million and $1.0 million, respectively, were recognized on the sale of covered residential loans in the quarter and six months ended June 30, 2014 compared to losses of $(4.3) million and $(5.1) million recognized in the quarter and six months ended June 30, 2013.  Improvements in the results of the sales were primarily due to improved pricing.

Net loss on indemnification asset was $5.9 million and $22.8 million, respectively, for the quarter and six months ended June 30, 2014, compared to $17.7 million and $29.4 million for the quarter and six months ended June 30, 2013.  Variances in net loss on indemnification asset are directly related to variances in income from resolution of covered assets, the gain (loss) on sale of covered loans, loss on covered investment securities available for sale, the provision for (recovery of) losses on covered loans and gain (loss) on covered OREO.

Gains on investment securities available for sale for the quarter ended June 30, 2013 related primarily to sales of securities to fund loan originations. Securities gains for the six months ended June 30, 2013 also included gains from the sale of securities in conjunction with the merger of Herald National Bank into BankUnited.

Other non-interest income increased to $8.9 million and $18.1 million, respectively, for the quarter and six months ended June 30, 2014 from $5.3 million and $10.6 million for the quarter and six months ended June 30, 2013. The most significant factor impacting the trend in other non-interest income was increases of $2.6 and $5.5 million in rental income on operating leases for the three and six months ended June 30, 2014.

Non-interest expense

Non-interest expense totaled $106.6 million and $209.1 million, respectively, for the quarter and six months ended June 30, 2014 as compared to $85.5 million and $168.3 million for the quarter and six months ended June 30, 2013.

Increased compensation and occupancy and equipment expenses for the quarter and six months ended June 30, 2014 compared to the quarter and six months ended June 30, 2013 related to the Company’s overall growth and its expansion into New York.

Amortization of the FDIC indemnification asset was $15.2 million and $30.9 million, respectively, for the quarter and six months ended June 30, 2014 compared to $7.2 million and $9.4 million, respectively, for the quarter and six months ended June 30, 2013. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, ultimately resulting in a negative yield on the FDIC indemnification asset.

For the quarter and six months ended June 30, 2014, foreclosure and OREO expense was $1.5 million and $2.5 million, respectively, as compared to $3.3 million and $4.6 million, respectively, for the quarter and six months ended June 30, 2013.  For the quarter and six months ended June 30, 2014, (gain) loss on OREO, net was $0.2 million and $(2.5) million, respectively, as compared to $(5.7) million and $(5.4) million, respectively, for the quarter and six months ended June 30, 2013.  These changes reflect continuing trends of lower levels of OREO and foreclosure activity.

Provision for income taxes

The effective income tax rate decreased to 33.1% and 34.4% for the quarter and six months ended June 30, 2014, respectively, from 37.9% and 38.4% for the quarter and six months ended June 30, 2013, respectively.  These decreases primarily reflect the impact of increases in tax-exempt income, reductions in liabilities for uncertain state tax positions and benefits resulting from state tax law changes in the first quarter of 2014.

Non-GAAP Financial Measure

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at June 30, 2014 (in thousands except share and per share data):

Total stockholders’ equity	$2,014,572
Less: goodwill and other intangible assets	68,737
Tangible stockholders’ equity	$1,945,835

Common stock shares issued and outstanding	101,650,857

Book value per common share	$19.82

Tangible book value per common share	$19.14

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Thursday, July 24, 2014 with Chairman, President and Chief Executive Officer, John A. Kanas, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call.  The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (877) 474-9502 (domestic) or (857) 244-7555 (international).  The name of the call is BankUnited, Inc. and the confirmation number for the call is 37095519.  Participants may pre-register for the call on the Investor Relations page on www.bankunited.com.  A replay of the call will be available from 2:00 p.m. ET on July 24, 2014 through 11:59 p.m. ET on July 31, 2014 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international).  The pass code for the replay is 50754001.  An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition

BankUnited, Inc., with total assets of $17.0 billion at June 30, 2014, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 99 branches in 15 Florida counties and 6 banking centers in the New York metropolitan area at June 30, 2014.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, in 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition.  Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $4.2 billion.  The Company has received $2.6 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of June 30, 2014.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.  The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,”

“potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 available at the SEC’s website (www.sec.gov).

Contacts
BankUnited, Inc.
Investor Relations:
Leslie Lunak, 786-313-1698
llunak@bankunited.com
or
Media Relations:
Mary Harris, 305-817-8117
mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	June 30, 2014	December 31, 2013
ASSETS
Cash and due from banks:
Non-interest bearing	$36,362	$45,976
Interest bearing	18,708	14,590
Interest bearing deposits at Federal Reserve Bank	320,638	190,075
Federal funds sold	3,442	2,108
Cash and cash equivalents	379,150	252,749
Investment securities available for sale, at fair value (including covered securities of $205,769 at December 31, 2013)	4,091,547	3,637,124
Non-marketable equity securities	163,774	152,066
Loans held for sale	1,525	194
Loans (including covered loans of $1,168,012 and $1,483,888)	10,578,190	9,053,609
Allowance for loan and lease losses	(75,471)	(69,725)
Loans, net	10,502,719	8,983,884
FDIC indemnification asset	1,084,678	1,205,117
Bank owned life insurance	213,715	206,759
Equipment under operating lease	199,567	196,483
Other real estate owned (including covered OREO of $20,700 and $39,672)	21,015	40,570
Deferred tax asset, net	78,580	70,626
Goodwill and other intangible assets	68,737	69,067
Other assets	203,316	232,010
Total assets	$17,008,323	$15,046,649

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$2,312,104	$2,171,335
Interest bearing	750,985	676,079
Savings and money market	5,073,669	4,402,987
Time	3,899,973	3,282,027
Total deposits	12,036,731	10,532,428
Federal Home Loan Bank advances and other borrowings	2,698,788	2,414,313
Other liabilities	258,232	171,210
Total liabilities	14,993,751	13,117,951

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 101,650,857 and 101,013,014 shares issued and outstanding	1,017	1,010
Paid-in capital	1,344,106	1,334,945
Retained earnings	595,161	535,263
Accumulated other comprehensive income	74,288	57,480
Total stockholders' equity	2,014,572	1,928,698
Total liabilities and stockholders' equity	$17,008,323	$15,046,649

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Interest income:
Loans	$164,184	$154,760	$327,967	$299,851
Investment securities available for sale	25,741	30,196	50,567	60,201
Other	1,808	1,142	3,761	2,421
Total interest income	191,733	186,098	382,295	362,473
Interest expense:
Deposits	17,467	14,158	33,562	29,039
Borrowings	8,388	7,890	16,391	15,597
Total interest expense	25,855	22,048	49,953	44,636
Net interest income before provision for loan losses	165,878	164,050	332,342	317,837
Provision for (recovery of) loan losses (including $897, $(2,951), $1,693 and $1,849 for covered loans)	7,192	4,881	15,595	16,848
Net interest income after provision for loan losses	158,686	159,169	316,747	300,989
Non-interest income:
Income from resolution of covered assets, net	12,170	20,580	25,231	39,770
Net loss on indemnification asset	(5,896)	(17,683)	(22,800)	(29,370)
FDIC reimbursement of costs of resolution of covered assets	1,112	2,261	2,240	5,125
Service charges and fees	4,186	3,379	8,191	6,721
Gain (loss) on sale of loans, net (including gain (loss) related to covered loans of $(366), $(4,311), $18,928, and $(5,082))	(9)	(4,115)	19,323	(4,701)
Gain on investment securities available for sale, net (including loss related to covered securities of $(963) for the three and six months ended June 30, 2013)	—	3,536	361	5,222
Other non-interest income	8,915	5,272	18,122	10,586
Total non-interest income	20,478	13,230	50,668	33,353
Non-interest expense:
Employee compensation and benefits	49,556	43,027	99,005	86,102
Occupancy and equipment	17,496	15,381	34,463	30,423
Amortization of FDIC indemnification asset	15,194	7,150	30,935	9,430
(Gain) loss on other real estate owned, net (including (gain) loss related to covered OREO of $217, $(5,672), $(2,589) and $(5,423))	218	(5,672)	(2,459)	(5,423)
Foreclosure and other real estate owned expense	1,508	3,256	2,488	4,629
Deposit insurance expense	2,311	1,724	4,563	3,661
Professional fees	3,127	6,959	6,557	12,381
Telecommunications and data processing	3,266	3,484	6,573	6,852
Other non-interest expense	13,944	10,188	26,956	20,231
Total non-interest expense	106,620	85,497	209,081	168,286
Income before income taxes	72,544	86,902	158,334	166,056
Provision for income taxes	24,001	32,894	54,520	63,822
Net income	$48,543	$54,008	$103,814	$102,234
Earnings per common share, basic	$0.46	$0.52	$0.99	$1.00
Earnings per common share, diluted	$0.46	$0.52	$0.99	$0.99
Cash dividends declared per common share	$0.21	$0.21	$0.42	$0.42

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended June 30,
	2014			2013
	Average Balance		Yield / Rate (2)	Average Balance		Yield / Rate (2)
		Interest (1)			Interest (1)
Assets:
Interest earning assets:
Loans	$10,292,794	$166,679	6.48%	$6,090,890	$156,338	10.28%
Investment securities available for sale (3)	3,710,042	26,407	2.85%	4,378,894	30,904	2.82%
Other interest earning assets	485,044	1,808	1.49%	370,874	1,142	1.23%
Total interest earning assets	14,487,880	194,894	5.39%	10,840,658	188,384	6.96%
Allowance for loan and lease losses	(72,586)			(64,051)
Non-interest earning assets	1,917,988			2,057,070
Total assets	$16,333,282			$12,833,677
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$715,340	747	0.42%	$570,147	638	0.45%
Savings and money market deposits	4,917,009	6,007	0.49%	4,135,375	4,820	0.47%
Time deposits	3,642,130	10,713	1.18%	2,636,693	8,700	1.32%
Total interest bearing deposits	9,274,479	17,467	0.76%	7,342,215	14,158	0.77%
FHLB advances and other borrowings	2,586,878	8,388	1.30%	1,990,479	7,890	1.59%
Total interest bearing liabilities	11,861,357	25,855	0.87%	9,332,694	22,048	0.95%
Non-interest bearing demand deposits	2,222,894			1,473,085
Other non-interest bearing liabilities	241,154			163,201
Total liabilities	14,325,405			10,968,980
Stockholders' equity	2,007,877			1,864,697
Total liabilities and stockholders' equity	$16,333,282			$12,833,677
Net interest income		$169,039			$166,336
Interest rate spread			4.52%			6.01%
Net interest margin			4.67%			6.14%

(1) On a tax-equivalent basis where applicable
(2) Annualized
(3) At fair value

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Six Months Ended June 30,
	2014			2013
	Average Balance	Interest (1)	Yield / Rate (2)	Average Balance	Interest (1)	Yield / Rate (2)
Assets:
Interest earning assets:
Loans	$9,892,430	$332,805	6.75%	$5,841,813	$302,887	10.40%
Investment securities available for sale (3)	3,666,457	51,859	2.83%	4,354,538	61,657	2.83%
Other interest earning assets	421,642	3,761	1.80%	499,805	2,421	0.97%
Total interest earning assets	13,980,529	388,425	5.57%	10,696,156	366,965	6.88%
Allowance for loan and lease losses	(72,576)			(62,517)
Non-interest earning assets	1,951,276			2,086,104
Total assets	$15,859,229			$12,719,743
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$701,248	1,455	0.42%	$557,427	1,309	0.47%
Savings and money market deposits	4,786,799	11,383	0.48%	4,140,073	9,984	0.49%
Time deposits	3,495,546	20,724	1.20%	2,635,927	17,747	1.36%
Total interest bearing deposits	8,983,593	33,562	0.75%	7,333,427	29,040	0.80%
FHLB advances and other borrowings	2,506,938	16,391	1.32%	1,947,959	15,596	1.61%
Total interest bearing liabilities	11,490,531	49,953	0.88%	9,281,386	44,636	0.97%
Non-interest bearing demand deposits	2,181,384			1,403,161
Other non-interest bearing liabilities	200,856			186,630
Total liabilities	13,872,771			10,871,177
Stockholders' equity	1,986,458			1,848,566
Total liabilities and stockholders' equity	$15,859,229			$12,719,743
Net interest income		$338,472			$322,329
Interest rate spread			4.69%			5.91%
Net interest margin			4.85%			6.04%

(1) On a tax-equivalent basis where applicable
(2) Annualized
(3) At fair value

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Basic earnings per common share:
Numerator:
Net income	$48,543	$54,008	$103,814	$102,234
Distributed and undistributed earnings allocated to participating securities	(1,934)	(2,124)	(4,086)	(5,258)
Income allocated to common stockholders for basic earnings per common share	$46,609	$51,884	$99,728	$96,976
Denominator:
Weighted average common shares outstanding	101,651,265	100,484,614	101,489,190	98,315,096
Less average unvested stock awards	(1,205,669)	(1,104,635)	(1,092,262)	(1,135,499)
Weighted average shares for basic earnings per common share	100,445,596	99,379,979	100,396,928	97,179,597
Basic earnings per common share	$0.46	$0.52	$0.99	$1.00
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$46,609	$51,884	$99,728	$96,976
Adjustment for earnings reallocated from participating securities	4	2	9	1,225
Income used in calculating diluted earnings per common share	$46,613	$51,886	$99,737	$98,201
Denominator:
Average shares for basic earnings per common share	100,445,596	99,379,979	100,396,928	97,179,597
Dilutive effect of stock options and preferred shares	141,664	189,403	143,066	2,342,584
Weighted average shares for diluted earnings per common share	100,587,260	99,569,382	100,539,994	99,522,181
Diluted earnings per common share	$0.46	$0.52	$0.99	$0.99

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Financial ratios (4)
Return on average assets	1.19%	1.69%	1.32%	1.62%
Return on average stockholders’ equity	9.70%	11.62%	10.54%	11.15%
Net interest margin (5)	4.67%	6.14%	4.85%	6.04%

	June 30, 2014	December 31, 2013
Capital ratios
Tier 1 leverage	11.60%	12.42%
Tier 1 risk-based capital	17.70%	21.06%
Total risk-based capital	18.51%	21.93%

	June 30, 2014		December 31, 2013
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.21%	0.27%	0.31%	0.39%
Non-performing assets to total assets (2)	0.12%	0.29%	0.16%	0.51%
Allowance for loan and lease losses to total loans (3)	0.72%	0.71%	0.76%	0.77%
Allowance for loan and lease losses to non-performing loans (1)	353.34%	269.05%	246.73%	195.52%
Net charge-offs to average loans (4)	0.07%	0.20%	0.34%	0.31%

(1) We define non-performing loans to include non-accrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings.  Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2) Non-performing assets include non-performing loans and other real estate owned.

(3) Total loans is net of premiums, discounts, and deferred fees and costs.

(4) Annualized.

(5) On a tax-equivalent basis.